BlackRock Enhanced Equity Dividend Trust (the
"Registrant")

77Q1(g): Copies of any merger or consolidation agreement, and other documents relevant to the information sought in sub-item 77M.

Attached please find as exhibits under Sub-Item 77Q1(g) of Form N-SAR, (i) a copy of the Registrant's agreement and plan of reorganization with BlackRock Equity Dividend
Trust (811-21443) and (ii) a copy of the Registrant's agreement and plan of reorganization with BlackRock
Strategic Equity Dividend Trust (811-21493).

For additional information regarding the reorganizations described in sub-item 77M, please see (i) the Registrant's Registration Statement on Form N-14 filed on
October 5, 2011, (ii) the Pre-Effective Amendment No. 1
to the Registrant's Registration Statement on Form N-14 filed on November 17, 2011, (iii) the Registrant's Form
497 filed on November 23, 2011, and (iv) the Post-
Effective Amendment No. 1 to the Registrant's
Registration Statement on Form N-14 filed on March 2,
2012.